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                                                                      EXHIBIT 11

                   MECHANICAL DYNAMICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               Three Months Ended     Nine Months Ended
                                                 September 30,          September 30,
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                                               1996       1995        1996       1995
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
PRIMARY EARNINGS PER SHARE:
  Net income                                    $713       $361      $1,645       $904
    Accretion of warrants                          0         58           0        168
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  Net income available to common shareholders   $713       $303      $1,645       $736
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  Weighted average common shares outstanding   5,743      3,259       4,732      3,257
  Shares issued below fair market value            0         47           0         47
  Converted preferred shares                       0        485           0        485
  Effect of stock options and warrants           119         62          77         51
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    Adjusted shares outstanding                5,862      3,853       4,809      3,840
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  Net income per common share                  $0.12      $0.08       $0.34      $0.19
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FULLY DILUTED EARNINGS PER SHARE:
  Net income available to common shareholders   $713       $303      $1,645       $736
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  Weighted average common shares outstanding   5,743      3,259       4,732      3,257
  Shares issued below fair market value            0         47           0         47
  Converted preferred shares                       0        485           0        485
  Effect of stock options and warrants           130         65         130         65
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    Adjusted shares outstanding                5,873      3,856       4,862      3,854
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  Net income per common share                  $0.12      $0.08       $0.34      $0.19
========================================================================================